Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MainStreet Bancshares, Inc. of our report dated March 23, 2021, relating to the consolidated financial statements of MainStreet Bancshares, Inc., appearing in the Annual Report on Form 10-K of MainStreet Bancshares, Inc. for the year ended December 31, 2020.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

May 26, 2021